Exhibit 99.1

For Immediate Release	For Investor Inquires, contact:
January 26, 2005	Thomas K. Peck
2005-03	317/808-6168

For Media Inquires, contact:
Donna M. Hovey
317/808-6137

Duke Realty Announces Fourth Quarter Earnings

Common and Preferred Stock Dividends Also Announced

In-Service Property Occupancy Exceeds 90% - up Over 1% in Quarter

Indianapolis - Duke Realty Corporation (DRE/NYSE) reported today that net income available for common shareholders for the fourth quarter of 2004 was $41.2 million on revenues of $223.7 million, compared to $49.7 million on revenues of $209.0 million for the fourth quarter last year.  On a per share basis, fourth quarter net income available for common shareholders was $0.29 per share compared with $0.36 per share for the fourth quarter of 2003.  For all of 2004, net income available for common shareholders was $1.06 per share, compared with $1.19 per share in 2003.  All per share amounts reported are diluted with basic per share information also included in the financial table accompanying this press release.

Diluted funds from operations available for common shareholders (“FFO”) were $104.7 million for the fourth quarter of 2004 versus $106.2 million for the same period in 2003.  On a per share basis, fourth quarter FFO decreased 1.5 percent to $0.67 compared to $0.68 for the fourth quarter of 2003.  For the year ended December 31, 2004, FFO was $2.47 per share compared to $2.45 per share in 2003, an increase of 0.8 percent.  FFO is a supplemental non-GAAP financial measurement used as a standard in the real estate industry to measure and compare the operating performance of real estate companies.  FFO is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) as net income or loss, excluding gains or losses from sales of depreciated property, plus operating property depreciation and amortization and adjustments for minority interest and unconsolidated companies on the same basis.  A reconciliation of FFO to GAAP net income is included in the financial tables accompanying this press release.

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Additionally, the Company’s Board of Directors declared a quarterly dividend of $.465 per common share, or $1.86 per share on an annualized basis.  The dividend is payable on February 28, 2005 to common shareholders of record on February 14, 2005.

The Board also declared today the following dividends on the Company’s outstanding preferred stock:

Class

NYSE Symbol

Quarterly Amount/Share

Record Date

Payment Date

Series B	Not Listed	$.99875	March 17, 2005	March 31, 2005
Series I	DREPRI	$.52813	March 17, 2005	March 31, 2005
Series J	DREPRJ	$.41406	February 14, 2005	February 28, 2005
Series K	DREPRK	$.40625	February 14, 2005	February 28, 2005
Series L*	DREPRL	$.41708	February 14, 2005	February 28, 2005

* This first dividend for the Series L preferred shares applies from the issue date of November 30, 2004 through February 28, 2005.  In the future, the normal quarterly dividend payment is expected to be $0.4125 per share.

Commenting on Duke’s performance, Denny Oklak, President and Chief Executive Officer, stated,

“We were pleased to close 2004 with a solid fourth quarter.  During the quarter our in-service occupancy increased more than 100 basis points to finish the year above 90 percent.  This is the first time that our in-service occupancy exceeded 90 percent since June 30, 2001.  With $80 million of new business booked in the fourth quarter, our third-party construction starts in 2004 exceeded $300 million for the second year in a row, and we continue to see improving profitability as the fee percentage on our backlog rose from 7.8 percent to 9.3 percent throughout 2004.

Looking to 2005, as we indicated at our investor forum last month, we expect FFO per share to follow our normal seasonal pattern with the first quarter typically being our slowest period.  We remain comfortable with our stated range of $2.43 to $2.55 for the year, and expect $0.56 to $0.58 in the first quarter.”

Property information at December 31, 2004 was as follows:

•                  The Company’s 876 in-service properties totaling 110.0 million square feet were 90.9 percent leased compared to 89.9 percent at September 30, 2004 and 89.3 percent at year-end 2003.

•                  The Company’s value creation pipeline at year-end 2004 totaled $404.5 million, including $155.6 million of developments with an expected stabilized return of 10.2 percent that Duke plans to own indefinitely after completion; $65.7 million of developments with an expected stabilized return of 8.6 percent that the Company plans to sell within approximately one year of completion; and a $183.2 million backlog of third-party construction volume with an expected 9.3 percent pre-tax profit margin.

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•                  Including projects under development, the Company’s total portfolio at the end of the fourth quarter consisted of 893 properties totaling more than 114 million square feet that were 89.7 percent leased.

The Company also disclosed the following information for the fourth quarter of 2004:

•                  In the fourth quarter, Duke renewed 78.6 percent of leases up for renewal, totaling 3.0 million square feet, on which it attained a 1.6 percent growth in net effective rents.  For the year, the Company renewed 10.0 million square feet, or 74.0 percent of leases up for renewal, with an average increase in net effective rents of 1.4 percent.

•                  Same property net operating income decreased 2.1 percent for the fourth quarter of 2004 compared to the fourth quarter of 2003 and increased 0.5 percent for all of 2004.

•                  During the fourth quarter, the Company sold $68.1 million of properties at an average capitalization rate of 8.5 percent including $42.6 million from its held for sale portfolio that resulted in $9.0 million of after tax net income.

•                  Duke’s interest and fixed-charge coverage ratios in the fourth quarter were 4.2 and 3.1, respectively, and its debt-to-total market capitalization ratio was 29.5 percent at December 31, 2004 compared to 30.8 percent at December 31, 2003.

When used in this press release, the word “believes,” “expects,” “estimates” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially.  In particular, among the factors that could cause actual results to differ materially are continued qualification as a real estate investment trust, general business and economic conditions, competition, increases in real estate construction costs, interest rates, accessibility of debt and equity capital markets and other risks inherent in the real estate business including tenant defaults, potential liability relating to environmental matters and liquidity of real estate investments. Readers are advised to refer to Duke’s Form 8-K Report as filed with the Securities and Exchange Commission on July 24, 2003 for additional information concerning these risks.

Duke Realty Corporation is the largest publicly traded office and industrial real estate company in the United States.  Offering a complete range of real estate products and services, Duke produces over $800 million in annual revenue from more than 4,200 tenants and focuses on building dominant market positions in each of its 13 geographic platforms across the Midwest and the Sunbelt.  Duke owns interests in more than 114 million square feet of properties, has over 1,000 employees and owns or controls more than 4,600 acres of undeveloped land that can support more than 69 million square feet of future development.

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A copy of the Company’s December 31, 2004 supplemental information fact book will be available by 6:00 p.m. EST today in the Investor Information section of the Company’s web site at www.dukerealty.com.  Duke is also hosting a conference call tomorrow at 3:00 p.m. EST to discuss its fourth quarter operating results.  All investors are invited to listen to this call, which can be accessed through the Company’s web site at www.dukerealty.com.

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Financial Highlights

(in thousands, except per share data)

	Three Months Ended December 31		Year Ended December 31
Operating Results	2004	2003	2004	2003

Revenues from continuing operations	$223,716	$209,035	$836,454	$772,487
Earnings from rental operations	40,655	46,193	165,000	180,944
Earnings from service operations	11,315	10,414	24,421	21,821
Net income available for common shareholders - Basic	41,150	49,711	151,279	161,911
Net income available for common shareholders - Diluted	45,103	55,010	166,245	179,457
Funds from operations available for common shareholders - Basic	95,487	93,737	352,469	335,989
Funds from operations available for common shareholders - Diluted	104,661	106,191	387,258	382,237

Per Share:
Net income available for common shareholders - Basic	$0.29	$0.37	$1.07	$1.19
Net income available for common shareholders - Diluted	$0.29	$0.36	$1.06	$1.19
Funds from operations available for common shareholders - Basic	$0.67	$0.69	$2.49	$2.48
Funds from operations available for common shareholders - Diluted	$0.67	$0.68	$2.47	$2.45
Dividend payout ratio of funds from operations	69.4%	67.7%	75.1%	74.9%
Weighted average shares outstanding
Basic - Net income and Funds from operations	142,716	136,105	141,379	135,595
Diluted - Net income	157,350	151,661	157,062	151,141
Diluted - Funds from operations	157,350	156,660	157,083	156,144

Balance Sheet Data	December 31 2004	December 31 2003

Net real estate investments	$5,091,632	$4,851,248
Total assets	5,896,643	5,561,249
Total debt	2,518,704	2,335,536
Shareholders’ equity	2,825,869	2,666,749
Common shares outstanding at end of period	142,894	136,594

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Reconciliation of Net Income to Funds From Operations

(in thousands, except per share data)

	Three Months Ended December 31
	2004			2003
	Amount	Wtd. Avg. Shares	Per Share	Amount	Wtd. Avg. Shares	Per Share
Net Income Available for Common Shares	$41,150	142,716	$0.29	$49,711	136,105	$0.37
Add back:
Minority interest in earnings of unitholders	3,953	13,684		5,299	14,523
Other common stock equivalents		950			1,033
Fully Diluted Net Income Available for Common Shares	45,103	157,350	$0.29	55,010	151,661	$0.36
Adjustments:
Depreciation and Amortization	61,423			53,695
Company Share of Joint Venture Depreciation and amortization	5,018			4,603
(Earnings) loss from depreciable property sales	(6,883)			(9,574)
Dilutive effect of Convertible Preferred D Shares	0	0		2,457	4,999
Fully Diluted Funds From Operations Available for Common Shares	$104,661	157,350	$0.67	$106,191	156,660	$0.68

	Year Ended December 31
	2004			2003
	Amount	Wtd. Avg. Shares	Per Share	Amount	Wtd. Avg. Shares	Per Share
Net Income Available for Common Shares	$151,279	141,379	$1.07	$161,911	135,595	$1.19
Add back:
Minority interest in earnings of unitholders	14,966	13,902		17,546	14,685
Dilutive effect of Convertible Preferred D Shares		877
Other common stock equivalents		904			861
Fully Diluted Net Income Available for Common Shares	166,245	157,062	$1.06	179,457	151,141	$1.19
Adjustments:
Depreciation and Amortization	228,582			196,234
Company Share of Joint Venture Depreciation and amortization	18,901			18,839
(Earnings) loss from depreciable property sales	(26,510)			(22,141)
Dilutive effect of Convertible Preferred D Shares	40	21		9,848	5,003
Fully Diluted Funds From Operations Available for Common Shares	$387,258	157,083	$2.47	$382,237	156,144	$2.45

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